                                                              Rule 424(b)(3)
                                                              File No. 333-84725

Pricing Supplement No. 24                              Dated: August 30, 2001
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000           Issue Price: 100.00%

Original Issue Date: September 5, 2001   Stated Maturity Date: September 5, 2002

Form: [X] Book-Entry    [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
        (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
        (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
        (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:       [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
                 [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 5th day of March, June, September and December, beginning December 5, 2001, up to but excluding the Stated Maturity Date..

Interest Payment Dates (If other than as specified in the Prospectus Supplement): The 5th day of March, June, September and December, beginning December 5, 2001, up to and including the Stated Maturity Date.

Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 3.50563%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                           Minimum Interest Rate: N/A

Spread (+/-): +.04%                                  Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
        Initial Redemption Date:
        The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
        Optional Repayment Dates:
        Optional Repayment Prices:

Repayment Provisions:
        (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:    a)    AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                           NO. 24 UNDER MTN-SERIES J PROGRAM: $2,302,000,000.00
                     b)    CUSIP #42333HNH1

Agent:
Barclays Capital Inc.
222 Broadway, 7th Floor
New York, NY  10038